Exhibit (g) 6
AMENDMENT TO THE CUSTODIAN AGREEMENT
AMENDMENT entered into as of this 1st day of October, 2008 to the Custodian Agreement between U.S. GLOBAL INVESTORS FUNDS, a statutory trust organized under the laws of the state of Delaware (the “Trust”) on behalf of each of the portfolios listed on Appendix A of the Custodian Agreement (each a “Fund and collectively the “Funds”) and BROWN BROTHERS HARRIMAN & CO. (the “Custodian”) dated as of November 1, 1997 (the “Agreement”).
     The Trust and the Custodian agree that paragraph 1 of the Recital Section of the Custodian Agreement is hereby amended as follows:
     “WHEREAS the Trust is a statutory trust organized under the laws of the State of Delaware and registered with the Commission under the Investment Company Act of 1940.”
IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.
The undersigned acknowledges that (I/we) have received a copy of this document

BROWN BROTHERS HARRIMAN & CO.		U.S. GLOBAL INVESTORS FUNDS

By: /s/ James R. Kent		By: /s/ Frank E. Holmes

Name:	James R. Kent	Name:	Frank E. Holmes
Title:	Managing Director	Title:	President and Chief Executive Officer
Date:	October 1, 2008	Date:	October 1, 2008

Appendix A
Dated October 1, 2008
to the Custodian Agreement
between
U.S. GLOBAL INVESTORS FUNDS
and
BROWN BROTHERS HARRIMAN & CO.
Dated November 1, 1997
Following is a list of Funds for which the Custodian shall serve as Custodian pursuant to the terms of the Custodian Agreement:
1.	China Region Fund

2.	All American Equity Fund

3.	Gold and Precious Metals Fund

4.	World Precious Minerals Fund

5.	Global Resources Fund

6.	Tax Free Fund

7.	Near-Term Tax Free Fund

8.	U.S. Government Securities Savings Fund

9.	U.S. Treasury Securities Cash Fund

10.	Eastern European Fund

11.	Global Emerging Markets Fund

12.	Holmes Growth Fund

13.	Global MegaTrends Fund